EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of The FINOVA Group Inc. and FINOVA Capital Corporation on Form S-3/A of our reports dated February 10, 1999, April 23, 1999 as to Note T for The FINOVA Group Inc. and Note R for FINOVA Capital Corporation (each of which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in those Notes) appearing in the Annual Reports on Form 10-K/A of The FINOVA Group Inc. and FINOVA Capital Corporation for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Phoenix, Arizona
May 26, 1999